Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated March 6, 2018, with respect to our audit of the consolidated financial statements of RSI Communities LLC, which comprise the consolidated balance sheet as of December 31, 2017 and the related consolidated statement of income, members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ WRIGHT FORD YOUNG & CO.

Irvine, California

July 3, 2018